Exhibit 99.1
News Release

Worldwide Press Office: 312-997-8640
UAL CORP. ANNOUNCES $250 MILLION DISTRIBUTION TO SHAREHOLDERS
United Airlines Pays Down $500 Million of Term Loan
Amendment to United’s Credit Agreement
Allows For Further Shareholder Initiatives
CHICAGO, Dec. 7, 2007 — United Airlines (Nasdaq: UAUA) today announced that the UAL Corporation Board of Directors approved a special distribution of $2.15 per share to holders of UAL common stock, or approximately $250 million. The distribution will be made on Jan. 23, 2008 to holders of UAL Corporation common stock on Jan. 9, 2008. United also announced that it paid down $500 million of the term loan under its existing credit agreement.
Both the distribution and the term loan prepayment follow the approval by United’s lenders of an amendment to the company’s credit agreement. Under the amendment, the company can undertake an additional $250 million in shareholder initiatives without any additional prepayment. In addition, the amendment provides that the company can carry out further shareholder initiatives in an amount equal to future term loan prepayments.
“This shareholder distribution underscores our commitment to creating value for our investors,” said Glenn Tilton, chairman, president and CEO. “On behalf of our board of directors, we are pleased to make this decision to provide a distribution to our shareholders while strengthening our balance sheet and investing in our business. We compete for shareholders just as we compete for customers.”
The United Building, 77 West Wacker Drive, Chicago, Illinois 60601

News Release

Since exiting bankruptcy, United has reduced its total net debt by $2.7 billion through the end of the third quarter. United has generated more than $2 billion in operating cash flow in the first nine months of the year. The company also plans to invest $4 billion in its business over the next five years.
For the 5% Senior Convertible Notes due 2021 (the “O’Hare Notes”), the 4.5% Senior Limited-Subordination Convertible Notes due 2021 (the “Employee Notes”) and the PBGC 2% Convertible Preferred Stock (“PBGC Preferred Stock”), the conversion price and the ratios will be adjusted in accordance with their respective terms.
About United
United Airlines (NASDAQ: UAUA) operates more than 3,300* flights a day on United, United Express and Ted to more than 200 U.S. domestic and international destinations from its hubs in Los Angeles, San Francisco, Denver, Chicago and Washington, D.C. With key global air rights in the Asia-Pacific region, Europe and Latin America, United is one of the largest international carriers based in the United States. United also is a founding member of Star Alliance, which provides connections for our customers to 855 destinations in 155 countries worldwide. United’s 55,000 employees reside in every U.S. state and in many countries around the world. News releases and other information about United can be found at the company’s Web site at united.com.
*Based on the flight schedule between Jan. 1, 2007 and Dec. 31, 2007.
The United Building, 77 West Wacker Drive, Chicago, Illinois 60601

News Release

The information included in this press release contains certain statements that are “Forward-Looking Statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of assumptions, risks and uncertainties related to the Company’s operations and the business environment in which it operates. Actual results may differ materially from any future results expressed or implied in such Forward-Looking Statements due to numerous factors, many of which are beyond the Company’s control, including factors set forth in the Company’s Form 10-K for 2006 and other subsequent Company reports filed with the United States Securities and Exchange Commission. Persons reviewing this press release are cautioned that the Forward-Looking Statements speak only as of the date made and are not guarantees of future performance. The Company undertakes no obligation to update any Forward-Looking Statements.
The United Building, 77 West Wacker Drive, Chicago, Illinois 60601